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                                                                 Exhibit (a)(20)
NEWS RELEASE
                              TRW Inc.
                              1900 Richmond Road
                              Cleveland, OH 44124
                                                                          [logo]
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                                    Contacts
                                    TRW          Jay A. McCaffrey    (Cleveland)
                                                 216.291.7179        (Media)

                                                 Larry Edelman       (Cleveland)
                                                 216.291.7506        (Investors)

                                    LucasVarity  Nicholas Jones      (UK)
                                                 011.44.171.647.0617

                                    JP Morgan    Sarah Nash          (New York)
                                                 212.483.2323


TRW DECLARES CASH TENDER OFFER FOR
LUCASVARITY PLC UNCONDITIONAL IN ALL RESPECTS

CLEVELAND, March 25, 1999 - TRW Inc. (NYSE: TRW) today announces that all remaining conditions to the recommended cash offer for LucasVarity plc (NYSE:
LVA, LSE: LVA) by TRW Automotive UK have now been satisfied or, where permitted, waived, and the offer has been declared unconditional in all respects. The offer will remain open for acceptance until further notice.

TRW has received valid acceptances of the offer or had acquired or agreed to acquire through open market purchase 1,263,092,238 LucasVarity shares, representing 89.42 percent of LucasVarity's issued share capital.

Payment by TRW for LucasVarity shares for which it has received valid acceptances of the offer will be effected (i) in the case of acceptances received, complete in all respects, by March 25, 1999, within 14 days of such date or, (ii) in the case of acceptances received, complete in all respects, after March 25, 1999, but while the offer remains open for acceptance, within 14 days of such receipt.

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TRW/2

"With the final conditions to our proposed acquisition now satisfied, we are working diligently to complete this transaction as quickly as possible," said Joseph T. Gorman, TRW's chairman and chief executive officer. "This strategic combination has remarkable synergies and will enable our businesses to grow far more rapidly than either could independently.

Assuming that it receives sufficient acceptances of the offer, TRW intends to apply the provisions of sections 428 to 430F of the Companies Act 1985 to acquire compulsorily the outstanding LucasVarity shares not purchased in the tender offer. As soon as practicable, TRW intends to request the London Stock Exchange and the New York Stock Exchange to de-list the LucasVarity shares.

LucasVarity securityholders who have not yet accepted the offer are urged to complete and return their acceptance forms as soon as possible.

TRW has received valid acceptances of the offer in respect of 1,150,194,262 LucasVarity shares, representing 81.42 percent of LucasVarity's issued share capital. This includes acceptances in respect of 1,852,100 LucasVarity shares, representing 0.13 percent of LucasVarity's issued share capital, held by directors of LucasVarity who entered into irrevocable undertakings to accept the offer.

In addition, TRW Automotive UK has acquired or agreed to acquire 112,897,976 LucasVarity shares, representing in the aggregate 7.99 percent of LucasVarity's issued share capital, through open-market purchases since the commencement of the offer period. Prior to the commencement of the offer period, 10,088 LucasVarity shares, representing less than 0.01 percent of LucasVarity's issued share capital, were held by J.P. Morgan Securities Limited, which is acting in concert with TRW.

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TRW/3

Except as disclosed above, neither TRW, nor any person acting in concert with TRW, held any LucasVarity shares prior to the commencement of the offer period, nor has any such person, since the commencement of the offer period, acquired, or agreed to acquire, any LucasVarity shares.

The offer is not being made, directly or indirectly, in or into, Canada, Australia or Japan. Accordingly, neither copies of this announcement nor any related offering documents are to be mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

TRW, with sales of approximately $12 billion in 1998, provides advanced technology products and services for the automotive, space and defense, and information technology markets. The company's news releases are available through TRW's corporate Web site (http://www.trw.com/).

LucasVarity plc is a U.K. company with shares traded in London and, in the form of ADRs, on the New York Stock Exchange. The company has $6.8 billion of sales, $5.6 billion of which are derived from the automotive industry and $1.2 billion from aerospace.

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Inquiries should be forwarded to:


U.K. Receiving Agent:         Computershare Services PLC
                              44 (0) 117 305 1001
U.S. Depositary:              Morgan Guaranty Trust Company of New York
                              800.428.4237
Information Agent:            Georgeson & Company Inc.
                              800.223.2064